EXHIBIT 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of October 16, 2015 (the “Effective Date”), by and between CINEDIGM CORP., a Delaware corporation (the “Company”) and Adam M. Mizel (“Mizel”).

WHEREAS, Mizel was most recently employed by the Company as its Chief Operating Officer;

WHEREAS, in connection with an organizational restructuring, the Company has decided to eliminate the position of Chief Operating Officer;

WHEREAS, the Company and Mizel desire to establish with this Agreement the terms associated with the termination of Mizel’s employment with the Company, including the payment of monies to Mizel and the waiver of certain rights by Mizel as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Termination of Employment.  The Company and Mizel agree that Mizel’s employment with the Company will end as of the close of business on October 16, 2015 (the “Termination Date”).

2.      Severance Payment.

(A)           Periodic Payments.  For the twelve (12) month period following the Termination Date (the “Periodic Payment Period”), Mizel shall receive an aggregate sum of Four Hundred Twenty Five Thousand Dollars ($425,000) in equal monthly installments in accordance with the Company’s regular payroll practices, beginning with the next regularly scheduled period following the Effective Date of this Agreement (the “Periodic Payments”).

(B)           Consulting Services.  For a period of up to six (6) months following the Termination Date (the “Transition Period”), Mizel shall serve from time to time, but only as requested, as a consultant to the Company in accordance with the terms set forth below.  During the Transition Period, Mizel shall (in accordance with the terms of this Agreement) make himself reasonably available to the Chief Executive Officer of the Company (the “CEO”) and assist the CEO and the CEO’s executive designees in connection with the conclusion of Company’s settlement arbitration with Gaiam, Inc. and Gaiam Americas, Inc. (together, “Gaiam”) resolving disputes arising from the Company’s acquisition in October 2013 of a division of Gaiam, the transition of his responsibilities for Company’s content and entertainment businesses, including its over-the-top (OTT) operations and Mizel’s transition from the Company generally (collectively, the “Transition Consulting Services”), for which he shall be compensated at the rate of $500 per hour payable promptly in accordance with the Company’s payroll practices.  During the Transition Period, Mizel will cooperate with the CEO and provide input and information pertaining to the Transition Consulting Services at such times and places as the CEO may reasonably request, in accordance with and subject to the terms herein, it being understood and agreed, however, that the Transition Consulting Services shall not be such as will unreasonably interfere with Mizel’s full-time or part-time employment during the Transition Period, or his duties under clause 2(C) below and shall in no event exceed 10 hours per week.  All Transition Consulting Services shall be non-exclusive, and, to the extent reasonably possible, shall be accomplished and rendered by telephone and email communications without any in person services by Mizel.

(C)           Duty of Mitigation.  During the Periodic Payment Period, Mizel shall have a duty to seek other employment, but shall not be required to accept any position other than a position (i) as a senior executive officer with the same general responsibilities that Mizel possessed at the Company at the time of the Termination Date and (ii) with a company equal or larger in earnings and tangible net worth than the Company at the time of the Termination Date, provided that if Company elects to utilize Mizel’s Consulting Services for more than 15 hours per month, Mizel shall not have any duty to seek other employment during such month and, if Mizel has accepted another position, Mizel will not be obligated to render more than 15 hours per month of Consulting Services unless he otherwise agrees.  Mizel may accept any full-time position at any level and at any salary with any entity, profit or non-profit, and Mizel, by accepting such employment, shall be conclusively deemed to have fulfilled his duty to seek employment under this Section 2(C).  The Company shall be entitled to reduce the Periodic Payments during his employment by another entity by an amount equal to the amount earned by Mizel from any such employment during such period, provided, that, such salary reduction shall not apply to the extent Mizel takes a one-off consulting job.  In the event that a dispute shall arise as to this Section 2(C), the Company shall continue to pay the Periodic Payments into an escrow account not under the control of the Company.  For the avoidance of doubt, the Consulting Payment shall not be subject to such reduction.

(D)           Independent Contractor Status; No Benefits.  During the Transition Period and at any time thereafter, as applicable, Mizel shall be deemed an independent contractor and not an employee of the Company.  Mizel shall not be entitled to or eligible for any bonuses or benefits or programs otherwise given by the Company to its employees, officers, or directors.  Mizel shall not have any authority to enter into contracts or agreements on behalf of the Company or to otherwise bind the Company.  Due to such independent contractor status, the Company will not make any withholdings from any amount payable under this Agreement, or payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Mizel.

3.      Final Wages and Vacation Pay.  Notwithstanding anything to the contrary herein, on the Termination Date Mizel shall be entitled to receive and Company shall pay to Mizel all final wages and other amounts that he is legally entitled to receive, inclusive of any and all accrued and unused vacation pay.

4.      Acknowledgement.  Except and other than as set forth in this Agreement, Mizel acknowledges and represents that the Company has paid or provided all salary, wages, bonuses, incentive compensation, paid leave, premiums, interest, severance, fees, reimbursable expenses, stock, and any and all other benefits and compensation due on account of Mizel’s employment, including without limitation, under the Employment Agreement, dated October 1, 2013, by and between the Company and Mizel, amended November 14, 2014 (the “Employment Agreement”), and that no other forms of payments or equity compensation of any kind are due to be paid to Mizel, including, without limitation, under Section 6(b) of the Employment Agreement.

5.      Stock Option Grant. Under Section 4(d) of the Employment Agreement, Mizel received certain stock option grants with specified vesting dates.  The parties acknowledge and agree that all of the stock options granted in Section 4(d)(i) and (ii) to be vested during the month of October 2015 are or shall be deemed to be fully vested as of the Termination Date, and all of the stock options to be vested thereafter shall be cancelled.  After the Termination Date, Mizel shall continue to be entitled to the same rights of exercise of prior stock options as specified in said Section 4(d), which shall survive any such termination of the Employment Agreement.

6.      Stock Ownership.  In addition to the foregoing Section 5, Mizel owns stock shares in the Company as of the Termination Date.  The parties acknowledge and agree that nothing in this Agreement shall in any way waive, relinquish, or limit Mizel’s ownership rights with respect to Company shares of stock that Mizel owns (or may own as a result of the exercise of Stock Option Grant in Section 4(d) of the Employment Agreement), subject only to Section 8 below.

7.      Continuing Obligations.  In addition to Section 5 above, Mizel and Company acknowledge that certain other provisions of the Employment Agreement, including Section 9, Confidential Information; Non-Competition; Enforceability, and Section 19, Indemnification, survive the termination of the Employment Agreement, and Company and Mizel reaffirm and agree to be bound by all such provisions.  For the avoidance of doubt, Mizel and Company agree that any violation by either of them of any obligation under any surviving provision of the Employment Agreement, shall entitle the other non-breaching party to seek and pursue any and all remedies available to him or it as a result of such breach.  No failure of the Company to enforce any term of Section 9 and no failure of Mizel to enforce Section 19 of the Employment Agreement will be deemed a waiver of that term or a waiver of any subsequent breach of the same.  Except for the continuing obligations under the Employment Agreement specified in this Section 7 (and Section 5 above), the obligations of the parties under the Employment Agreement shall be terminated in all respects.

8.      Insider Trading Policy.  After the Termination Date, Mizel will abide by all applicable federal and state securities laws with respect to any sales or purchases of Company securities, and will not buy or sell any such securities while in possession of material inside information.

9.      Release and Waiver of Claims in Favor of the Company.  In exchange for the Periodic Payments and the Consulting Payment, and such other good and valuable consideration described herein, and subject to the terms hereof and excluding all obligations and rights contained in this Agreement, Mizel (for Mizel, his agents, heirs, successors, and assigns) does hereby voluntarily, knowingly, and irrevocably waive, release, and forever discharge the Company, and any and all affiliated entities, predecessors, and successors, as well as any current or former officers, directors, and employees of the same (collective, the “Cinedigm Releasees”), from any and all complaints, claims, charges, demands, suits or actions, whether known or unknown, in law or in equity, which Mizel ever had, now has or hereafter may have, which are based on acts or omissions occurring up to and including the date this Agreement is executed by Mizel (collectively, the “Mizel

Release”), arising from or relating to Mizel’s employment, the terms and conditions thereof, and the termination of his employment.  In accordance with the forgoing terms and limitations of and upon the release of claims by Mizel and subject to all other terms hereof and the obligations contained herein, Mizel hereby releases, without limitation, all of the following arising from or relative to Mizel’s employment, the terms and conditions thereof, and the termination of his employment:

(A)           any claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq.; the New York City Human Rights Law, New York City Admin. Code § 8-107; New York Off-Duty Conduct Lawful Activities Discrimination Law, N.Y. Lab. Law § 201-d; New York Civil Rights Law, N.Y. Civ. Rights Law §§ 47-a, 48 et seq.; any other federal, state or local constitution, statute, ordinance, or executive order relating to discrimination, retaliation, or fair employment practices;

(B)           any claims arising under the Employee Retirement Income Security Act; New York Hours of Labor Law, N.Y. Lab. Law § 160 et seq.; New York Wage Payment Law, N.Y. Lab. Law § 190 et seq.; New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq.; the California Labor Code; the California  Civil Code § 1542; the California Government Code § 12940; the California Fair Employment and Housing Act; or any other federal, state and local law or ordinance governing the payment of wages, benefits and other compensation;

(C)           any claim arising under the common law, including, but not limited to, claims for wrongful discharge, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, retaliation, whistleblower claims, libel, slander, negligence, personal injury, or invasion of privacy;

(D)           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Mizel as a result of this Agreement;

(E)           any and all claims for attorneys’ fees and/or costs.

It is understood that the Mizel Release does not serve to waive or release any claims that, pursuant to law, cannot be waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits.  The Mizel Release does not apply to and does not bar claims that may arise after the date Mizel executes this Agreement, including, without limitation any claims upon or relating to any violation or breach of any of the obligations or terms hereof by Company, nor does it affect any right Mizel has, pursuant to the Older Workers Benefit Protection Act, to seek a judicial determination of the validity of the Agreement's waiver of Mizel’s claims under the Age Discrimination in Employment Act.

10.      Release and Waiver of Claims in Favor of Mizel.  In exchange for the promises and covenants contained herein, and other good and valuable consideration described in this Agreement, and subject to the terms hereof and excluding all obligations and rights contained in this Agreement, the Company does hereby voluntarily,  knowingly, and irrevocably waive, release, and forever discharge Mizel, as well as his agents, heirs, successors, and assigns, from any and all complaints, claims, charges, demands, suits or actions, whether known or unknown, in law or in equity, which the Company ever had, now has or hereafter may have, which are based on acts or omissions occurring up to and including the date of this Agreement, arising from or relating to Mizel’s employment, the terms and conditions thereof, and the termination of his employment.

11.      No Other Claims.  Mizel agrees and represents that he has not, prior to signing this Agreement, filed or otherwise pursued any charges, complaints or claims of any nature with any local, state or federal government agency or court with respect to any matter covered by this Agreement.  Mizel understands and acknowledges that the Release set forth above will completely bar any recovery or relief obtained by any person or entity on his behalf, whether monetary or otherwise, from any lawsuit or settlement with respect to any of the rights or claims that Mizel now waives and releases against the Company and the Cinedigm Releasee in accordance with the terms of this Agreement.  Mizel further represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter herein released.

12.      Press Release.  Within three (3) business days following the Effective Date, the Company and Mizel shall jointly issue a press release substantially in the form set forth in Exhibit A annexed hereto.  The Company shall pay the costs of issuing such press release.

13.      Mutual Non-Disparagement.

(A)           In Favor of Mizel.  As a material inducement to and as an express condition of this Agreement, the Company hereby agrees that it shall not make any adverse or disparaging statements (whether orally or in writing or in any other medium) about Mizel, including, but not limited to, any statement that disparages the reputation, services, capability of Mizel, now or in the future.

(B)           In Favor of the Company.  As a material inducement to and as an express condition of this Agreement, Mizel agrees that he shall not make any adverse or disparaging statements (whether orally or in writing or in any other medium) about the Company, or its officers, directors, employees, attorneys, accountants, agents, representatives, successors, affiliates, or business interests (collectively, the “Company Parties”), including, but not limited to, any statement that disparages the reputation, services, financial condition, or capability of any of the Company Parties.

14.      General Provisions.

(A)           Entire Agreement. This Agreement constitutes the entire understanding between Mizel and the Company, and supersedes any and all prior or contemporaneous understandings and agreements, written or oral, between Mizel and the Company.

(B)           Successors and Assigns. This Agreement and any agreement made a part hereof shall inure to the benefit of each of the Cinedigm Releasees and all of their successors/assigns and legal representatives, and shall be binding upon Mizel and Mizel’s heirs and legal representatives.  This Agreement may be assigned by the Company to any successor entity to the Company by operation of law or otherwise.  This Agreement and Mizel’s obligations hereunder shall not be subject to assignment or delegation by Mizel in any form without the prior consent of the Company.

(C)           Amendment. This Agreement may not be changed except by an agreement in writing signed by the party against whom enforcement of such change is sought.

(D)           Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

(E)           Applicable Law and Arbitration.  This Agreement shall be governed by the laws of the State of New York, without regard to choice-of-law principles.  The parties consent to personal and exclusive jurisdiction and venue in the State of New York.  Any controversy or claim arising out of or relating to (i) Mizel’s employment with the Company and/or (ii) this Agreement, or the breach therefore, shall be settled by arbitration administered in accordance with the provisions set forth in Section 16 of the Employment Agreement; provided, however, that either party seeking injunctive relief in connection with a breach or anticipated breach of this Agreement may do so in a state or federal court of competent jurisdiction within the State of New York.

(F)           Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

15.      Voluntary Agreement. By signing this Agreement, Mizel acknowledges that:

(A)           Mizel has been informed by the Company of his right to have this Agreement be reviewed by an attorney, and he has had sufficient opportunity to do so.  Before executing this Agreement, Mizel has sought and received advice from counsel of his own choosing, or has had the opportunity to do so and declined.

(B)           This Agreement is written in a manner that Mizel understands and that he has carefully read and understood the terms of this Agreement.

(C)           Mizel is signing this Agreement freely, knowingly, and voluntarily, and without any coercion or duress.  The Company has made no oral or written promises to Mizel other than as set forth in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Agreement, which shall be binding and effective as of the date above first written.

/s/ Adam M. Mizel
Adam M. Mizel

CINEDIGM CORP.
By:	/s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chief Executive Officer

APPENDIX A

PRESS RELEASE

CINEDIGM RESTRUCTURES CORPORATE ORGANIZATION:  COO ADAM MIZEL
TRANSITIONS TO CONSULTING ROLE

LOS ANGELES (October 16, 2015) – In a continuing process of streamlining corporate structure to better fit its evolving business profile and reduce costs, Cinedigm Corp. (NASDAQ: CIDM)  announced today that it is restructuring corporate responsibilities and will eliminate the current chief operating officer position.  Effective October 16, 2015, COO Adam Mizel will transition to a consulting role with the Company, including a focus on business development opportunities. The move comes as part of a long-term and rigorous management reorganization that began more than a year ago.  The COO position will not be replaced, with responsibilities shared by Chief Executive Officer Chris McGurk, Chief Financial Officer Jeffrey Edell, Cinedigm Entertainment President Bill Sondheim, and President of Digital Cinema/General Counsel Gary Loffredo moving forward.

“Cinedigm has gone through an enormous re-invention over the last three years as we have transformed the Company from a service provider that converted movie theaters into digital entertainment centers to our current position as a leading independent content distributor and OTT pioneer,” said McGurk.  “We have been looking at every aspect of our company to improve efficiency and to develop an organization that best fits our new business profile.   As a shareholder, Board member and part of our management team, Adam agreed that this consolidation in the corporate structure was a strategically smart move for Cinedigm.  We thank him for many years of service to the management team and look forward to his new role as a consultant.”

“I am proud to have worked with Chris and the Cinedigm team to have repositioned the company as an industry innovator and to have successfully launched three OTT channels,” commented Mizel. “I look forward to continuing to support Cinedigm’s success as a consultant as I explore a variety of other projects in the entertainment, technology and finance spaces.”

About Cinedigm

Cinedigm is a leading independent content distributor in the United States, with direct relationships with thousands of physical retail storefronts and digital platforms, including Wal-

Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television. The company’s library of films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, NFL, Shout Factory, Hallmark, Jim Henson and more.

Additionally, given Cinedigm’s infrastructure, technology, content and distribution expertise, the Company has rapidly become a leader in the quickly evolving over-the-top digital network business. Cinedigm’s first channel, DOCURAMA, launched in May 2014, and is currently available on iOS, Roku, Xbox and Samsung, with additional platforms currently being rolled out. Cinedigm launched CONtv, a Comic Con branded channel in partnership with WIZARD WORLD, on March 3, 2015. The Company’s third OTT channel, DOVE CHANNEL, launched on September 15, 2015 and is a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove Foundation.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.  [CIDM-G]

Press Contact:
Maggie Begley/MBC
310.390.0101  M: 310.749.3055
Maggie@mbcprinc.com